Exhibit 4.14

Share Pledge Agreement

Party A:	Xiande Li
Kangping Chen
Xianhua Li

(Xiande Li, Kangping Chen, and Xianhua Li are three natural shareholders of Desun Energy Co., Ltd. For the purposes of this agreement, these three natural shareholders are collectively referred to as “Party A”.)

Party B:	Paker Technology Limited
Address:	Room 1202, 12/F, Tower 1
China Hong Kong City
33 Canton Road, T.S.T.
Kowloon, HK

Xiande Li, Kangping Chen and Xianhua Li, three natural shareholders of Desun Energy Co., Ltd.(“Desun Energy”), as one party, enter into the share pledge agreement (“Agreement”) with Paker Technology Limited (“Party B” or “Hong Kong Paker”), a limited liability company incorporated on November 10, 2006 in Hong Kong under the laws of the People’s Republic of China Hong Kong Special Administration Region.

Whereas:

1.	Party A agrees to the investment in Desun Energy by Hong Kong Paker, and also to reorganize Desun Energy into a Sino-foreign joint venture. The Foreign Trade and Economic Cooperation of Jiangxi Province has approved the investment, the joint venture agreement, articles of association, and the certificate of approval has been issued by the government of Jiangxi Province.

2.	To ensure an effective implementation of the joint venture agreement, Party A hereby pledges all of its shares held in Desun Energy during the operational period (representing 72.98% of Desun Energy’s registered capital) to Hong Kong Paker.

3.	Hong Kong Paker agrees to the above-mentioned pledge.

Both parties, through amicable negotiation, agree as follows:

Article 1	Pledge of Shares

1.	Pledge of shares refer to the pledge of the legitimate shares in Desun Energy held by Party A, which comprise of 36.49% held by Xiande Li, 21.89% held by Kangping Chen, and 14.6% held by Xianhua Li. The total shares are held by the above-mentioned three natural shareholders is 72.89%.

2.	Party A undertakes full ownership and right of disposal of shares in Desun Energy.

Article 2	Share Pledge

1.	Party A undertakes that Party A pledges all shares held in Desun Energy to Party B during the operation period of Desun Energy. Subject to the PRC law, Party B will enjoy preemptive rights to all or part of shares in Desun Energy held by Party A (including any natural shareholder).

2.	Party A agrees to complete all the formalities of the share pledge, including registering the shareholders and completing the relevant registration procedures within ten days from the effective date of this Agreement.

3.	During the pledge period, Party A agrees to waive its pledge of shares in Desun Energy, including voting rights, the right to receive and dispose dividends, and any preemptive rights. Party A will not in any way dispose of any of its shares of Desun Energy (including, but not limited to, transfer, grant, or pledge) during the pledge period without Party B’s written consent.

4.	The parties acknowledge and agree that Desun Energy will provide advance notice to Party B before any directors’ meeting of Desun Energy during the pledge period, and submit relevant directors’ resolutions to Party B.

5.	During the pledge period, the parties acknowledge and agree that Party A will, based on its rights as a shareholder, ensure that Desun Energy will not distribute any dividend without Party B’s written consent.

6.	The parties agree that Party B has the right at any time to request Party A to provide, based on its rights as a shareholder, Desun Energy’s articles of association, financial statements, and other relevant documents for Party B’s review.

Article 3	The Pledge Period

This Agreement is effective during the period of joint venture contract and neither party has the right to rescind or terminate such Agreement in advance, unless Party A and Party B sign the other agreement related to the share pledge under this Agreement.

Article 4	Representations and Warranties

1.	Both parties have taken all necessary actions, obtained all necessary approvals and authorizations to perform and execute this Agreement (including, but not limited to, government approvals, approvals and authorization from shareholders’ resolution and directors’ resolution.)

2.	The signing and the performance by both parties of all obligations and rights under this Agreement will not breach any other contract, agreement and applicable laws.

After this Agreement becomes effective, neither party (including any natural shareholder) can claim invalidity of this Agreement or against the performance of obligation because they do not have certain necessary power or they will breach any other contracts, agreements or laws.

Article 5	Liability for Breach of this Agreement

1.	Upon the execution of this Agreement, the Parties shall strictly perform their respective duties and obligations. Failure to perform or partial perform the obligations by any party under this Agreement or breach of the warranties and undertakings will breach this Agreement. The defaulting party shall be liable for the other party’s losses arising from such breach and shall compensate the non-breaching party 10% of the pledge of shares as penalty. The payment of penalty will not affect the breaching party’s other performance under this Agreement.

2.	This Agreement shall come into force from the date of this Agreement, however, both parties acknowledge and agree that after both parties sign this Agreement if any party breaches this Agreement or fails to perform any obligations which should be fulfilled before the effective date, furthermore, which cause the non-breaching party can not perform this Agreement, the breaching party shall be responsible for the losses.

Article 6	Applicable Law and Dispute Settlement

1.	The establishment, effectiveness, modification, explanation, performance, termination and the settlement of disputes arising out of or in connection with this Agreement are governed by the laws of the People’s Republic of China (which, for the purpose of this Agreement, excludes Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan).

2.	All disputes related to this Agreement should be settled by both parties through amicable negotiations. If the settlement cannot be reached, either party has the right to apply for arbitration to the Shanghai Branch of China International Economic and Trade Arbitration Committee.

Except for the matters in dispute, both parties shall continue to perform all other provisions of this Agreement during the dispute settlement period.

Article 7	Modification and Rescission of this Agreement

1.	During effective period of this Agreement, after the negotiation if the consensus is reached, this Agreement can be modified or rescind. However, any natural shareholder of Party A as an individual cannot amend, modify or rescind/terminate this Agreement with Party B, furthermore, he cannot suspend or refuse to perform this Agreement.

2.	Except it has been prescribed in the laws of the People’s Republic of China and other provisions of this Agreement, the modification and rescission of this Agreement must be agreed by both parties in writing that is effectively signed and sealed.

Article 8	Subscription, Effectiveness and Others

1.	All issues shall be settled in compliance with the provisions of this Agreement. If any issue cannot be settled by such provisions, the issue shall be settled in compliance with other effective written documents signed by both parties (such as contracts and agreements and so on, if any) or other relevant documents (such as supplemental agreements and memorandums) which has entered into and prescribed relevant issues after the signing of this Agreement.

2.	All other issues not contemplated in this Agreement shall be solved by the parties through negotiation. If the consensus is reached after negotiation, the parties can enter into supplemental agreements, which will have the same legal effect as this Agreement.

3.	The “date” includes the date of this Agreement. During the date of this Agreement shall be calculated from the date of performance.

4.	Party A shall complete any required registration of the pledge through Desun Energy.

5.	This Agreement shall come into effect after the date of signing by both parties (Party B must seal). This Agreement is prepared in four copies, and each party shall hold two copies.

Party A:	Xiande Li	Kangping Chen	Xianhua Li

Signature:	/s/ Xiande Li	/s/ Kangping Chen	/s/ Xianhua Li

Party B:	Paker Technology Limited (Seal)

Legal Representative (Authorized Deputy):

Signature: /s/ Kangping Chen

This Agreement was signed by the parties on February 27, 2007, in Shangrao, China.